EXHIBIT 10.6

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 17th day of July, 2014 by and between Pamela L. Netzky (the “Executive”) and TA Midco 1, LLC, a Delaware limited liability company (the “Company” or the “Purchaser”; the Executive and the Company are collectively referred to as the “Parties”). This Agreement shall be effective upon the closing of the transactions contemplated by the Purchase Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, reference is hereby made to that certain Unit Purchase Agreement entered into as of July 17, 2014 (the “Purchase Agreement”), by and among Andrew S. Friedman and Jennifer Friedman, Pamela L. Netzky and Ashley Netzky, Michael H. Eiserman and Judith Eiserman, Jeffrey A. Eiserman and Heather Eiserman, Precision Capital Group, LLC, a Delaware limited liability company (collectively, the “Sellers” and each, a “Seller”), SkinnyPop Popcorn LLC, an Illinois limited liability company (“SkinnyPop”), TA Holdings, 1, a Delaware corporation (“Parent”), TA Midco 1, LLC and Andrew S. Friedman, solely in the capacity as the Sellers’ Representative;

WHEREAS, the Executive is currently serving as an executive of SkinnyPop;

WHEREAS, as a material inducement for the Purchaser to enter into the transactions contemplated by the Purchase Agreement, the Executive has agreed to enter into this Employment Agreement;

WHEREAS, the Executive acknowledges and agrees that the Executive will materially benefit from the transactions contemplated by the Purchase Agreement, that this Agreement and its covenants are supported by good and sufficient consideration and that the Executive desires to be employed by the Company on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date and continuing until December 31, 2015 unless sooner terminated in accordance with the provisions of Section 4 (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as a Senior Advisor of the Company.

(i) During the first 90 days of the Term (the “Initial 90 Day Period”), the Executive shall devote her full working time and efforts to the business and affairs of the Company (i.e., 5 days/week, standard business hours). During the Initial 90 Day Period, the Executive will continue to participate in and have material responsibility for day-to-day operations of the Company, including but not limited to being supportive, cooperative and helpful in connection with the transition of Thomas C. Ennis (or such other individual, as applicable) to his new role as Chief Executive Officer of the Company (“CEO”) and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”) or the CEO.

(ii) After the Initial 90 Day Period, the Executive shall be available for a minimum of two (2) days per week to provide services to the Company as requested by the Board or the CEO, provided that any request to provide services over two (2) days in any week shall be reasonably justified with the reasonable consent of Executive.

(iii) During the Term, the Executive shall serve as a member of the Board.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s annual base salary shall be Two Hundred Thousand Dollars ($200,000) (the “Base Salary.”) The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(c) Other Benefits. During the Term, the Executive shall be eligible to participate in any group coverage medical and dental benefit plans in effect at the Company from time to time for similarly situated senior executives, subject to the terms of such plans.

(d) Vacation. During the Initial 90 Day Period, the Executive shall be entitled to up to five (5) paid vacation days. During the remainder of the Term following the Initial 90 Day Period, the Executive shall be entitled to up to eight (8) paid vacation days (four (4) weeks’ vacation time x two (2) work days per week off). During the Term, the Executive shall also be entitled to all paid holidays given by the Company to its executives.

(e) Service on the Board of Directors.

(i) During the Term, the Executive shall serve as a member of the Board and shall not receive any additional compensation or benefits for her service as a Board member.

(ii) After the Term of this Agreement expires, if requested by the Chairman of the Board, the Executive may at her election serve as a member of the Board. If the Executive serves as a member of the Board after the Term of this

Agreement expires, the Executive shall receive the same cash compensation and benefits paid or available to other Board members, which shall include an annualized stipend of not less than Fifty Thousand Dollars ($50,000). Such annual stipend shall be pro-rated for any partial year of service on the Board after the expiration of the Term.

3. Earn Out. The Executive shall be eligible to receive a cash payment of up to $10 million (the “Earn-out”) upon the achievement by the Company of certain contribution margin benchmarks during the period commencing on January 1, 2015 and ending on December 31, 2015 (the “Earn-out Period”) as further described below.

(a) The following definitions shall be used for purposes of determining whether the Company has achieved such contribution margin benchmarks:

(i) Actual Club Channel Contribution Margin: means, for the Baseline Period or the Earn-out Period, as applicable, an amount calculated as (i) Club Channel Revenue, minus (ii) Club Channel Cost of Goods Sold, minus (iii) to the extent not already included as a reduction of Club Channel Revenue or a component of Club Channel Cost of Goods Sold, the amount of Club Channel Demonstration Expenses, in each case, as determined in accordance with GAAP and as set forth in a supplemental schedule to the audited financial statements for the Baseline Period and for the Earn-out Period, as applicable.

(ii) Actual Company Contribution Margin: means, for the Baseline Period or the Earn-out Period, as applicable, an amount calculated as (i) Company Revenue, minus (ii) Company Cost of Goods Sold, minus (iii) to the extent not already included as a reduction of Company Revenue or a component of Company Cost of Goods Sold, the amount of Company Demonstration Expenses, in each case as determined in accordance with GAAP, and as set forth on the face of or in a supplemental schedule to the audited financial statements for the Baseline Period and the Earn-out Period, as applicable.

(iii) Baseline Period: means the period commencing on January 1, 2014 and ending on December 31, 2014.

(iv) Baseline Period Club Channel Contribution Margin: means the lesser of (x) the Hypothetical Baseline Period Club Channel Contribution Margin and (y) the Actual Club Channel Contribution Margin for the Baseline Period.

(v) Baseline Period Company Contribution Margin: means the lesser of (x) the Hypothetical Baseline Period Company Contribution Margin and (y) the Actual Company Contribution Margin for the Baseline Period.

(vi) Club Channel Cost of Goods Sold: means cost of goods sold related to Club Channel Revenue, as determined in accordance with GAAP and as set forth in a supplemental schedule to the audited financial statements for the Baseline Period and for the Earn-out Period.

(vii) Club Channel Demonstration Expenses: means any costs incurred by the Company with any party, whether a club channel customer or another third party, related to the promotion and demonstration of the Company’s products at Costco, Sam’s Club, and BJ’s, including the cost of products utilized in the demonstration as well as any customer or third party charges incurred in respect of such demonstration activities, as determined in accordance with GAAP and as set forth in a supplemental schedule to the audited financial statements for the Baseline Period and for the Earn-out Period.

(viii) Club Channel Revenue: means revenues of the Company (net of any and all sales adjustments, including but not limited to, customer credits for markdowns, promotions, returns, damages, cooperative advertising, rebates, discounts, or other promotional activities, other reductions of customer revenues, and any other amounts paid to customers) derived from Costco, Sam’s Club, and BJ’s membership warehouse clubs, as determined in accordance with GAAP, and as set forth in a supplemental schedule to the audited financial statements for the Baseline Period and for the Earn-out Period.

(ix) Company Cost of Goods Sold: means cost of goods sold related to Company Revenue, as determined in accordance with GAAP, and as set forth on the face of the audited financial statements for the Baseline Period and for the Earn-out Period.

(x) Company Demonstration Expenses: means any costs incurred by the Company with any party, whether a customer or another third party, related to the promotion and demonstration of the Company’s products, including the cost of products utilized in the demonstration as well as any customer or third party charges incurred in respect of such demonstration activities, as determined in accordance with GAAP, and as set forth in a supplemental schedule to the audited financial statements for the Baseline Period and the Earn-out Period.

(xi) “Company EBITDA”: means, for any period, the net income (loss) of the Company, excluding, to the extent included in determination of such net income (loss), (i) interest expense of the Company, net of any interest income, (ii) provision/benefit for income taxes, (iii) depreciation and amortization expense, and (iv) any charges, expenses, credits, or income related to the accounting for the Earn-out, in each case as determined in accordance with GAAP, and as set forth in the audited financial statements for the Baseline Period and for the Earn-out Period.

(xii) Company Revenue: means revenues (net of any and all sales adjustments, including but not limited to, customer credits for markdowns, promotions, returns, damages, cooperative advertising, rebates, discounts, or other promotional activities, other reductions of customer revenues, and any other amounts paid to customers) of the Company as determined in accordance with GAAP, and as set forth on the face of the audited financial statements for the Baseline Period and for the Earn-out Period.

(xiii) Hypothetical Baseline Period Club Channel Contribution Margin: means an amount calculated by multiplying (i) the quotient, expressed as a decimal, obtained by dividing (a) the Actual Club Channel Contribution Margin for the Baseline Period by (b) the Actual Company Contribution Margin for the Baseline Period, by (ii) the Hypothetical Baseline Period Company Contribution Margin.

(xiv) Hypothetical Baseline Period Company Contribution Margin: means an amount calculated by multiplying (i) the quotient, expressed as a decimal, obtained by dividing (a) $57,500,000 by (b) the Company EBITDA for the Baseline Period, by (ii) Actual Company Contribution Margin for the Baseline Period.

(b) The Earn-out shall be determined as follows:

(i) Up to $5,000,000 of the Earn-out will be based upon the amount by which the Actual Club Channel Contribution Margin during the Earn-out Period exceeds the Baseline Period Club Channel Contribution Margin, which shall be determined by dividing (x) the positive difference, if any, obtained by subtracting the Baseline Period Club Channel Contribution Margin from the Actual Club Channel Contribution Margin for the Earn-out Period by (y) the Baseline Period Club Channel Contribution Margin (such amount, expressed as a decimal, the “Club Margin Growth Amount”). This portion of the Earn-out will be determined by multiplying (x) the quotient, expressed as a decimal, obtained by dividing (i) the Club Margin Growth Amount (which for purposes of this calculation shall not exceed 0.05) by (ii) 0.05, by (y) $5,000,000. In no event shall the Executive be entitled to this portion of the Earn-out if the Actual Club Channel Contribution Margin during the Earn-out Period is less than the Baseline Period Club Channel Contribution Margin.

(ii) Up to $5,000,000 of the Earn-out will be based upon the amount by which the Actual Company Contribution Margin during the Earn-out Period exceeds the Baseline Period Company Contribution Margin, which shall be determined by dividing (x) the positive difference, if any, obtained by subtracting the Baseline Period Company Contribution Margin from the Actual Company Contribution Margin for the Earn-out Period by (y) the Baseline Period Company Contribution Margin (such amount, expressed as a decimal. the “Company Margin Growth Amount”). This portion of the Earn-out will be determined by multiplying (x) the quotient, expressed as a decimal, obtained by dividing (i) the Company Margin Growth Amount (which for purposes of this calculation shall not exceed 0.05) by (ii) 0.05, by (y) $5,000,000. In no event shall the Executive be entitled to this portion of the Earn-out if the Actual Company Contribution Margin during the Earn-out Period is less than the Baseline Period Company Contribution Margin.

(c) Within thirty (30) days following the receipt by the Company of its audited financial statements for the Earn-out Period, the Company shall prepare and deliver to the Executive a written statement setting forth the Company’s calculation of the Actual Club Channel Contribution Margin and Actual Company Contribution Margin achieved during the Earn-out Period and the resulting amount of the Earn-out payment, if any (the “Earn-out Statement”). If the Executive agrees with the calculations contained in the Earn-out Statement, the Executive shall provide written notice of such agreement to the Company, and the Company shall upon receipt of such notice promptly pay the Earn-out, if any, to the Executive pursuant to Section 3(e). If the Executive disagrees with the Earn-out Statement (or any component thereof), the Executive may, within thirty (30) calendar days following receipt of the Earn-out Statement, deliver a notice to the Company disagreeing with the Earn-out Statement, accompanied by the calculations, explanations and assumptions that explain in reasonable details the basis for such disagreement. If the Executive fails to object in writing to the Earn-out Statement (or any component thereof) within such thirty (30) calendar day period, the Executive will be deemed to have conclusively accepted the Earn-out Statement (including all components therein) and the Earn-out Statement shall be final and binding upon the Purchaser and the Sellers.

(d) If a notice of disagreement is delivered pursuant to Section 3(c), the Executive and the Company shall, during the thirty (30) calendar days following such delivery (or such longer period as they may mutually agree), use their commercially reasonable efforts to reach agreement on the disputed items or amounts in the Earn-out Statement. If, after such thirty (30) day period, the Sellers’ Representative and the Purchaser are unable to reach an agreement, the Sellers’ Representative or the Purchaser may request that the dispute be resolved by an arbiter from a nationally recognized independent public accounting firm that is mutually agreed upon by the Executive and the Company (the person so selected shall be referred to herein as the “Accounting Arbitrator”). The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Earn-out Statement and the foregoing written notice of disagreement as to which the Executive and the Company have disagreed within the time periods and on the terms specified above. In submitting a dispute to the Accounting Arbitrator, each of the Executive and the Company shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other party such documents and information as the Accounting Arbitrator may request. Each party may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a final Earn-out Statement; provided, that for the sake of clarity, in no event shall the Accounting Arbitrator’s calculation of any of the items in the Earn-out Statement be either less or more (as applicable) than the amounts calculated by the Parties in the Earn-out Statement or the foregoing written notice of disagreement. Such final Earn-out Statement (and the calculations set forth therein) shall be final and binding upon the Executive and the Company. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by (i) the Executive, on the one hand, and (ii) the Company, on the other hand, on the basis, for each such party, of the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by each such party (as specified in the materials that each party submitted to the Accounting Arbitrator). The Executive and the Company shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Earn-out Statement as promptly as reasonably practicable.

(e) Upon final determination of the items set forth in the Earn-out Statement, if the Executive is entitled to receive all or any portion of the Earn-out, then the Company shall promptly (within fifteen (15) business days of such final determination) pay to the Executive the amount of such Earn-out by wire transfer of immediately available funds to such account as the Executive has designated in writing to the Company prior to the payment date. The Company, at its sole discretion, may elect to pay the foregoing payment through surplus cash on its balance sheet or through the incurrence of additional indebtedness for borrowed money.

(f) Notwithstanding anything herein to the contrary, in no event shall the Executive be entitled to receive any Earn-out payment, and the Company shall not be required to pay any Earn-out to the Executive at any time, if: (i) the Executive’s employment has been terminated by the Company with Cause; (ii) such payment is restricted by the terms of any applicable indebtedness under which the Company or any of its affiliates is an obligor (without giving effect to any subsequent cure, waiver or remedy of such restriction), (iii) the Company is not in compliance at any time with Section 6.06(a)(vi)(x) or 6.06(b)(vi)(x) of the Credit Agreement (or any similar financial covenant in any other indebtedness documentation in which the Company or any of its affiliates is an obligor) (without giving effect to any subsequent cure, waiver or remedy of such lack of compliance), (iv) the Company is not in compliance at any time with Section 6.06(a)(vi)(y) or 6.06(b)(vi)(x) of the Credit Agreement (or any similar covenant in any other indebtedness documentation in which the Company or any of its affiliates is an obligor) (the “Liquidity Test”); provided, that, with respect to this clause (iv) to the extent the Company was not operated in the ordinary course of business consistent with past practices for the three-month period prior to the date such Earn-out is required to be paid and, as a result of such action, the Company is not in compliance with the Liquidity Test, then the Company shall use its reasonable best efforts to cause the Company to be in compliance with the Liquidity Test solely with the utilization of internally-generated cash on the Company’s balance sheet or the incurrence of indebtedness permitted by the Credit Agreement (or any similar covenant in any other indebtedness documentation in which the Company or any of its affiliates is an obligor), which indebtedness is permitted to be incurred to pay such Earn-out or (v) to the extent the Company EBITDA for the Baseline Period was equal to or greater than $57.5M (the “Base EBITDA”), the Company EBITDA for the Earn-out Period is not at least eighty percent (80%) of the Base EBITDA. For purposes of this Agreement, “Credit Agreement” means the Credit Agreement, dated on or about the date hereof, by and among TA Holdings 1, Inc., TA Midco 1, LLC, the lender parties specified therein, and the other parties specified therein.

(g) To the extent actually realized by the Company in a taxable year, the Company shall pay to the Executive an amount, in cash, equal to the Tax Benefit Amount (as defined below) within fifteen (15) business days of realizing such amount. For purposes of the foregoing sentence, the Tax Benefit Amount shall be deemed realized (i) in the case of the taxable year in which the Earn-out is paid or any subsequent taxable year, at the time of the due date of the tax return (subject to permitted extensions) with respect to which such Tax Benefit Amount relates and (ii) in the case of any taxable year prior to the year in which the Earn-out is paid, upon actual receipt of any tax refund resulting from carrying back any net operating loss to the extent attributable to the Earn-out. For purposes of this Agreement, “Tax Benefit Amount” means (A) in the case of the taxable year in which the Earn-out is paid or any subsequent taxable year, the net excess (if any) of (1) the taxes that would have been paid by the Company in respect of such taxable year calculated without taking into account the payment of the Earn-out (and, for the avoidance of doubt, any net operating losses attributable thereto) over (2) the actual taxes payable by the Company in respect of such taxable year and (B) in the case of any taxable year prior to the year in which the Earn-out is paid, the amount of any tax refund resulting from carrying back any net operating losses to the extent attributable to the Earn-out. For the avoidance of doubt and for purposes of this Section 3(g), (i) in order to determine the Tax Benefit Amount for any taxable year of the Company in which a deduction for the Earn-out is utilized, the portion of the Company’s deductions and net operating loss carrybacks and carryforwards attributable to the Earn-out shall be treated as utilized last and (ii) no payment of a Tax Benefit Amount shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments. In the event that any portion of the Tax Benefit Amount is subsequently determined by any taxing authority to be less than the amount paid to the Executive pursuant to this Section 3(g), the Executive shall promptly return any such disallowed amount (plus any interest or penalties in respect of such disallowed amount owed to any taxing authority) to the Company.

(h) The Company and the Executive agree that the Earn-out and the Tax Benefit Amount shall be treated as compensation payable to the Executive for tax purposes and may be subject to applicable federal, state and local tax withholding.

(i) Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate payments hereunder, determined on an after-tax basis in the hands of the Executive, exceed the after-tax amount that the Executive would have received if the Executive had only received an amount equal to the Earn-out and such amount was taxed as long-term capital gain for income tax purposes.

4. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician mutually selected by the Company and the Executive or the Executive’s guardian as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. Nothing in this Section

4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. and any similar state statutes or local ordinances.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a willful and material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in her position; (iii) documented repeated and continual non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability); (iv) a material breach by the Executive of any of the provisions contained in this Agreement; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) deliberate failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. In the case where a Cause termination is premised on clause (iii) (iv), (v), or (vi) above, prior to any such termination taking place the Company will first provide the Executive with a written notice detailing the factual basis for termination and providing ten (10) business days’ opportunity to cure.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e) Termination By Executive For Good Reason: The Executive may terminate her employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material breach of any of the Company’s representations, warranties, or obligations under this Agreement; (ii) a material reduction in the Executive’s Base Salary and benefits as promised hereunder; (iii) a material diminution in the Executive’s level of authority or responsibility as provided in this Agreement; and (iv) any requirement that the Executive routinely and regularly report to a location that is more than twenty-five (25) miles from the current office location of the Company. Prior to any such termination taking place the Executive will provide the Company with a written notice detailing the factual basis for termination and providing ten (10) business days’ opportunity to cure.

(f) Termination By Executive Without Good Reason: Following the first 365 days after the Effective Date of this Agreement, Executive may elect to terminate the Agreement without Good Reason at any time through the completion of its Term upon 15 days’ written notice to Company.

(g) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(h) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death under Section 4(a), the date of her death; or (ii) if the Executive’s employment is otherwise terminated, the date noted in the Notice of Termination, subject to any applicable notice or cure periods.

5. Compensation Upon Termination.

(a) If the Executive’s employment with the Company is terminated by reason of disability under Section 4(b), by the Company for Cause under Section 4(c), or by the Executive without Good Reason under Section 4(f), then the Company shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(b) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively the “Accrued Benefits”).

(b) If the Executive’s employment is terminated by reason of death under Section 4(a), by the Company without Cause under Section 4(d), or by the Executive for Good Reason under Section 4(e), the Company shall pay or provide to the Executive her Accrued Benefits. In addition, subject to the Executive signing a separation and general release agreement in a form and manner reasonably satisfactory to the Company and Executive (the “Separation and General Release Agreement”), the Separation and General Release Agreement becoming irrevocable, and the Executive not breaching any of her post-employment contractual obligations to the Company:

(i) the Company shall continue to pay the Executive her Base Salary for the remainder of the full Term of the Agreement, consistent with the Company’s usual payroll practices for senior executives;

(ii) the Company shall pay the Executive the Earn-out to which Executive would have been entitled if he were still employed by the Company, on the terms and at the times set forth in Section 3;

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to COBRA, then the Company shall pay to the Executive for the remainder of the full Term of the Agreement a monthly cash payment in an amount equal to Executive’s monthly COBRA premium; and

(iv) the Company shall provide the Executive with any vested benefits the Executive may have under any employee benefit plan of the Company through the remainder of the full Term of the Agreement, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Nondisclosure/Confidentiality.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean information belonging to the Company or any of its affiliates which is of value to the Company or any of its affiliates in the course of conducting its business from its not being generally known and the disclosure of which could result in a competitive or other disadvantage to the Company or any of its affiliates. Confidential Information may include, without limitation:

(i) the identity of any current or prospective customers, clients, suppliers or vendors or the Company or any of its affiliates;

(ii) information relating to the business, products, affairs and finances of the Company or any of its affiliates;

(iii) information relating to the manufacture, production, distribution, marketing, or sale of any product sold by the Company or any of its affiliates;

(iv) technical data and know-how relating to the business of the Company or any of its affiliates;

(v) any information relating to the technology, marketing and business plans or strategies of the Company or any of its affiliates;

(vi) any non-public management accounting or other similar financial information that would typically be included in the financial statements of the Company or any of its affiliates, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of the Company or any of its affiliates;

(vii) names and addresses of any of the customers, clients, suppliers, vendors and employees, and details of any independent contractor or agency arrangements of the Company or any of its affiliates;

(viii) non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of the Company or any of its affiliates;

(ix) any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of the Company or any of its affiliates; and

(x) any other non-public information gained in the course of the Executive’s employment with the Company that could reasonably be expected to prove harmful to the Company or any of its affiliates if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company or any of its affiliates.

Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment with the Company has created and will continue to create a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any of its affiliates or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. The foregoing notwithstanding, it is understood that all Personal Property located on the Premises located at 8135 Monticello Avenue, Skokie, Illinois 60076 subject to that certain Lease dated September 1, 2012 by and between Monticello Partners LLC as Landlord and Company as Tenant shall remain the property of the Executive and Pamela L. Netzky as the principals of the Landlord and are not the property of the Company, and the Executive and Netzky shall have full rights of ownership and possession of said Personal Property. As used in this Agreement, Personal Property is defined as all physical property on the Premises which is movable and not affixed to the Premises. Personal Property includes all office furniture and equipment on the Premises. As the sole exception, however, Personal Property does not include the computers and servers used by employees other than Executive and Netzky, which will be considered the property of Company, along with their content. As for the computers of the Executive and Netzky, these will be considered their Personal Property, but Company will be entitled to purge them of any Company Confidential Information they may contain before releasing them.

8. Noncompetition and Nonsolicitation.

(a) During the Executive’s employment with the Company and continuing through the later of (i) seven (7) years after the Closing Date of the transactions contemplated by the Purchase Agreement and (ii) eighteen (18) months after the Executive ceases to serve on the Board or otherwise provide any services to the Company (individually and collectively (i) and (ii) are referred to as the “Restricted Period”), the Executive (A) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in that part of any entity or enterprise that is engaged in a Competing Business (as hereinafter defined); (B) will refrain from directly or indirectly employing, attempting to employ, recruiting, hiring or otherwise soliciting, inducing or influencing any person to leave employment with the Company or any of its affiliates; and (C) will refrain from soliciting or encouraging any customer, supplier, consultant or vendor to terminate or otherwise modify adversely its business relationship with the Company or any of its affiliates. The Executive understands that the restrictions set forth in this Section 8 are intended to protect the Company’s interest in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. The Executive also acknowledges and agrees that the Executive is a Seller as defined in the Purchase Agreement and absent Executive’s agreement to and compliance with the restrictions set forth in this Section 8, the Purchaser would not have entered into the transactions contemplated by the Purchase Agreement.

(b) For purposes of this Agreement, the term “Competing Business” shall mean (i) any business engaged in manufacturing, producing, distributing, marketing, selling or purchasing popcorn or popcorn-related products; (ii) any other business carried on by the Company and/or its affiliates during the period of Executive’s continued employment with the Company, service on the Board, or other such service affiliation (irrespective of whether such business is carried on by the Company and/or any of its affiliates as of the Effective Date); and (iii) any business in an active phase of development at the Company and/or any of its affiliates during the period of Executive’s continued employment with the Company, service on the Board, or other such service affiliation (irrespective of whether such business is carried on by the Company and or any of its affiliates as of the Effective Date); provided, however, that Competing Business shall not include (i) any business unrelated to popcorn in which the Executive as of the Effective Date holds a passive investment interest (i.e. no involvement whatsoever in the management or operation of the business, including no involvement with or position on the board of directors of such business); and (ii) any business unrelated to popcorn in which the Executive after the Effective Date invests and which at the time of the Executive’s investment was not a business covered by Section 8(b)(ii) or 8(b)(iii) of this Agreement but which during the period of Executive’s continued employment with the Company, service on the Board, or other service affiliation becomes a business covered by Section 8(b)(ii) or 8(b)(iii) of this Agreement (a “Permitted Passive Investment”); provided, however, that as a condition of a Permitted Passive Investment being excluded from the definition of Competing Business, the Executive must within ten (10) days of the investment becoming a Permitted Passive Investment, cease to have any relationship with or involvement in the Permitted Passive Investment other than as a passive investor (i.e. no involvement whatsoever in the management or operation of the business, including no involvement with or position on the board of directors of such business).

(c) The restrictions in this Section 8 shall apply to any conduct in (i) any geographic area in which the Company has sold within the past year, is then selling, or is actively planning to sell its products or services; and (ii) any other geographic area in which the Company has operated within the past year, is then operating or is actively planning to operate its business.

9. Work Product. As used in this Agreement, the term “Work Product” means all inventions, formulations, recipes, products, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) related to the business of the Company, or the Company’s actual research or development, or existing or demonstrably anticipated products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date hereof) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during her employment by the Company or any of its affiliates prior to the date hereof or that he may discover, invent or originate during the Term, shall be the exclusive property of the Company, and its affiliates, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliate’s, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliate’s, as applicable) rights therein. The Executive hereby appoints the Company as her attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its affiliate’s, as applicable) rights to any Work Product.

10. Litigation and Regulatory Cooperation. During and for a mutually agreeable period after Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 10 and, to the extent any request is made after the Executive’s employment, the Executive shall be compensated for her time at an hourly rate to be determined by dividing her Base Salary by 1920.

11. Remedies. The Executive acknowledges that the restrictions contained in Paragraphs 7, 8 and 9 of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, provided all of the elements required by law for obtaining such equitable relief are met. The prevailing party in such action shall be entitled to recover its/her reasonable attorneys’ fees, costs and expenses from the non-prevailing party. Nothing contained in this Section 11 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This is an Illinois contract and shall be construed under and be governed in all respects by the laws of the State of Illinois, without giving effect to the conflict of laws principles of such state. Any suit, action or proceeding relating in any way to this Agreement must be brought and enforced exclusively in the Circuit Court of Cook County of the State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, and the party being sued will submit to the jurisdiction of each such court and will not claim that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

19. Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

20. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties concerning such subject matter.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

TA MIDCO 1, LLC

By:	/s/ William D. Christ
Name:	William D. Christ
Title:	Manager

/s/ Pamela L. Netzky Pamela L. Netzky

Signature Page to Employment Agreement